UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities ExchangeAct of 1934

Date of Report (Date of earliest event reported): March 24, 2026

LUNAI BIOWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2259340
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Cottage Way, Suite G2 #32562

Sacramento, CA 95825

(Address of principal executive offices)

+1 (424) 222-9301

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of theAct:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	LNAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities ExchangeAct of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2026, Lunai Bioworks, Inc. (the “Company”) entered into separate debt exchange agreements (collectively, the “Debt Exchange Agreements”) with three of the Company’s holders (each a “Holder”) of secured promissory notes (the “Investor Notes”). Pursuant to the Debt Exchange Agreements, the Holders agreed to cancel and extinguish an aggregate of $828,770.14 of outstanding principal and accrued interest owed under the Investor Notes in exchange for an aggregate of 3,909,293 shares of the Company’s common stock, par value $0.0001 per share (the “Exchange Shares”), and common stock purchase warrants to acquire an aggregate of 1,433,621 additional shares of common stock (the “Warrants”).

The Exchange Shares are issuable at an implied exchange price of $0.21 per share. Each Warrant, once issued, will be immediately exercisable for one share of common stock at an exercise price of $0.21 per share and will expire on March 24, 2036.

The closing of the transactions contemplated by the Debt Exchange Agreements is subject to the satisfaction of the conditions set forth therein, including the submission by the Company of a Listing of Additional Shares Notification Form to The Nasdaq Capital Market prior to the issuance of the Exchange Shares and the shares issuable upon exercise of the Warrants, the absence of Nasdaq comments or the clearance of any such comments, approval by the Company’s board of directors and delivery of duly executed agreements. At the closing, the Company will instruct its transfer agent to issue the Exchange Shares to the applicable Holder, issue the Warrants to the applicable Holder, cancel the applicable Investor Notes and release the related security interests under that certain Amended and Restated Security Agreement dated January 2, 2024, as amended.

The foregoing description of the Debt Exchange Agreements and the Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Debt Exchange Agreement and form of Common Stock Purchase Warrant filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K.

Binding Agreement with Clemann Group

On March 26, 2026, the Company entered into a binding agreement (the “Acquisition Agreement”) with Clemann Group, SAS, or its assignee (the “Seller”), pursuant to which the Company agreed to acquire certain blood-brain barrier delivery technology and central nervous system Alzheimer’s drug assets (the “Transaction”).

The Transaction is structured as a $20.0 million strategic investment in the Company in the form of Series B Convertible Preferred Stock (the “Preferred Stock”), with a fixed conversion price of $1.50 per share, subject to a 19.9% beneficial ownership limitation. The Preferred Stock does not contain any variable pricing or reset provisions.

Pursuant to the Acquisition Agreement, the Company will acquire technology designed to facilitate delivery of therapeutics across the blood-brain barrier, along with associated central nervous system Alzheimer’s drug assets. The acquired platform is intended to enable compounds to cross the blood-brain barrier, remain inactive systemically and activate within the brain, targeting pathways associated with acetylcholinesterase modulation and other neurological mechanisms.

The Acquisition Agreement contains customary representations, warranties, covenants and closing conditions. The closing of the Transaction remains subject to the satisfaction of customary conditions, and there can be no assurance that the Transaction will be completed on the terms described above, or at all.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement, a copy of which will be filed as an exhibit to a subsequent filing, if required.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under the heading “Debt Exchange Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company intends to rely upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and, to the extent applicable, Section 4(a)(2) thereof, in connection with the issuance of the Exchange Shares and Warrants contemplated by the Debt Exchange Agreements. No commission or other remuneration was paid for soliciting the exchanges, and the transactions did not involve any public offering.

Item 8.01 Other Events

On March 23, 2026, the Company’s board of directors approved the debt exchange transactions contemplated by the Debt Exchange Agreements and determined that such transactions were in the best interests of the Company and its stockholders.

On March 26, 2026, the Company issued a press release announcing the execution of the Acquisition Agreement described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant
10.1	Form of Exchange Agreement
99.1	Press Release dated March 26, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUNAI BIOWORKS, INC.

	By:	/s/ David Weinstein
	Name:	David Weinstein
	Title:	Chief Executive Officer

March 30, 2026

4